Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of March 31, 2004, by and among Internet Capital Group, Inc., a Delaware corporation with headquarters located at 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087 (the “Company”), and the investors listed on the Schedule of Buyers attached as Schedule I hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

B. The Company has authorized a new series of senior convertible notes of the Company in the form attached hereto as Exhibit A (together with any senior convertible notes issued in replacement thereof in accordance with the terms thereof, the “Notes”), which Notes shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms and conditions of the Notes.

C. The Notes bear interest, which at the option of the Company, subject to certain conditions, may be paid in shares of Common Stock (the “Interest Shares”).

D. Each Buyer wishes to purchase, severally but not jointly, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate principal amount of Notes set forth opposite such Buyer’s name on the Schedule of Buyers under the heading “Principal Amount” (which aggregate principal amount for all Buyers shall be $60,000,000)

E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Notes, the Conversion Shares and the Interest Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

F. The Notes, the Conversion Shares and the Interest Shares collectively are referred to herein as the “Securities”.

NOW, THEREFORE, the Company and each Buyer (with respect only to itself) hereby agree as follows:

1. PURCHASE AND SALE OF NOTES.

(a) Purchase of Notes. Subject to the satisfaction (or waiver) of the conditions set forth in Section 6 below and the consummation of the matters set forth in Section 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below), a principal amount of Notes as is set forth opposite such Buyer’s name on the Schedule of Buyers under the heading “Principal Amount”.

(b) Subscription and Closing.

(i) The deposit of the Notes and the Purchase Price (as defined below) into escrow (the “Subscription”) shall occur on the Subscription Date at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103. The date and time of the Subscription (the “Subscription Date”) shall be 10:00 a.m., New York City Time, immediately following notification of satisfaction (or waiver) of the conditions to the Subscription set forth in Section 6 below or on a date to be mutually agreed to by the Company and each Buyer.

(ii) The closing of the purchase of the Notes (the “Closing”) shall take place at such time as JPMorgan Chase Bank (the “Escrow Agent”) takes the Release Actions (as defined below). The date and time of the Closing shall be referred to as the “Closing Date”.

(c) Purchase Price. The purchase price for each Buyer (the “Purchase Price”) of the Notes to be purchased by each such Buyer at the Closing shall be equal to $1.00 for each $1.00 of principal amount of Notes being purchased by such Buyer at the Closing.

(d) Subscription Deliveries. At the Subscription, (i) each Buyer shall deposit its Purchase Price (as set forth opposite such Buyer’s name on the Schedule of Buyers under the heading “Purchase Price”) for the Notes to be issued and sold to such Buyer, by wire transfer of immediately available funds to the Escrow Agent pursuant to the terms of the Escrow Agreement to be entered into at the Subscription by the Company, each Buyer and the Escrow Agent substantially in the form of Exhibit C hereto (the “Escrow Agreement”); (ii) the Company shall deliver to the Escrow Agent the Notes (in such principal amounts as such Buyer shall request), duly executed on behalf of the Company, dated as of the Subscription Date and registered in the name of such Buyer or its designee; and (iii) the Company shall deliver to the Escrow Agent a completed and executed notice of redemption (the “Notice of Redemption”) pursuant to Article XI of the Indenture notifying the Trustee of the Company’s intention to redeem all of the Existing Notes then outstanding, which Notice of Redemption will be undated and held by the Escrow Agent for release in accordance with the Escrow Agreement. Until the Closing Date, title to the cash deposited by each Buyer shall remain vested in such Buyer and the Company shall not have any right, title or interest in such cash; provided that nothing in this sentence shall be deemed a waiver or limitation of the contractual rights of the parties set forth in this Agreement or the other Transaction Documents.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer represents and warrants with respect to only itself that:

(a) No Public Sale or Distribution. Such Buyer is (i) acquiring the Notes, and (ii) upon conversion of the Notes will acquire the Conversion Shares issuable upon conversion of the Notes, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer presently does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Accredited Investor Status. Such Buyer is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D). Such Buyer, taking into account the personnel and resources it can practically bring to bear on the purchase of the Notes contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in debt and equity securities presenting an investment decision like that involved in the purchase of the Notes. Such Buyer is able to bear the economic risk of an investment in the Securities.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. Such Buyer has, in connection with its decision to purchase the Notes, relied solely upon the SEC Reports (as defined below) and the representations and warranties contained in the Transaction Documents (as defined below).

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not, directly or indirectly, be offered for sale, sold, assigned, transferred or otherwise disposed unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company, in a form and substance reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, (C) transferred to an Affiliate (as defined in Rule 144, an “Affiliate”) of such Buyer that certifies that it is an accredited investor or (D) such Buyer provides the Company with reasonable assurance, including any reasonably requested opinion of counsel, that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g) Legends. Such Buyer understands that the certificates or other instruments representing the Notes and, until such time as the resale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) upon transfer such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel reasonably acceptable to the Company, in a form reasonably acceptable to the Company, to the effect that such legend is not required under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

(h) Validity; Enforcement. This Agreement and each of the other Transaction Documents to which such Buyer is a party has been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except that the indemnification provisions under the Transaction Documents may further be limited by principles of public policy.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and each of the other Transaction Documents to which such Buyer is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(k) Beneficial Ownership. Schedule 2(k) sets forth such Buyer’s beneficial ownership of Common Stock as of the date hereof.

(l) Disclosure. No representation or warranty made by such Buyer in this Agreement, any schedule or exhibit hereto, or any certificate delivered hereunder, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each of the Buyers as follows:

(a) Subsidiaries; Core Partner Companies.

(i) The Company has no wholly-owned Subsidiaries other than those listed on the Schedule 3(a)(i)(A). Except as disclosed in Schedule 3(a)(i)(B), the Company owns, directly or indirectly, the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien (as defined in Section 3(f) below) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. For purposes of this Agreement, “Subsidiary” means those subsidiaries of the Company set forth in Schedule 3(a)(i)(A).

(ii) Schedule 3(a)(ii) sets forth a list of (1) each of the Core Partner Companies, (2) the number and class of equity securities in each Core Partner Company and (3) to the knowledge of the Company, the percentage of each Core Partner Company’s voting interest owned by the Company, in the case of clauses (1), (2) and (3) as of December 31, 2003. Except as set forth in Schedule 3(a)(ii), since December 31, 2003, to the Company’s knowledge, (A) the Company has not sold any equity securities in a Private Core Partner Company (other than sales of equity securities of Private Core Partner Companies after the date hereof that, individually or in the aggregate, are not material to the Company) and (B) the percentage of each Private Core Partner Company’s voting interest owned by the Company has not been materially reduced. For purposes of this Agreement, the terms “Core Partner Company”, “Private Core Partner Company” and “Emerging Partner Company” shall each have the respective meaning used by the Company for such term in the Company’s SEC Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (the “2003 Form 10-K”)).

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, do not and could not, individually or in the aggregate, (i) materially adversely affect the legality, validity or enforceability of any of the material provisions of the Transaction Document, (ii) reasonably be expected to have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) materially adversely impair the Company’s ability to perform fully on a timely basis its material obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a

Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (b) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement. For purposes of this Agreement, “Transaction Documents” means, collectively, this Agreement, the Notes, the Registration Rights Agreement, the Escrow Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b) and each of the other documents entered into or delivered by the parties hereto in connection with the transactions contemplated by this Agreement.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes, the reservation for issuance of the Conversion Shares issuable upon conversion of the Notes and the issuance of the Conversion Shares upon conversion of the Notes, have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents has been (or, if executed after the date hereof, upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except that the indemnification provisions under the Transaction Documents may further be limited by principles of public policy.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the reservation for issuance of the Conversion Shares issuable upon conversion of the Notes, do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of the Company or a Subsidiary or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, except to the extent that such conflict, default or termination right has not had, and could not reasonably be expected to have, a Material Adverse Effect, or (iii) except as set forth in Schedule 3(d), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of the Nasdaq SmallCap Market (the “Principal Market”) or any other self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company or a Subsidiary is bound or affected, except to the extent that such violation has not had, and could not reasonably be expected to have, a Material Adverse Effect.

(e) Consents. Except as disclosed in Schedule 3(e), neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for the Company to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any of its Subsidiaries is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Subscription Date. The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing.

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable (if applicable), free and clear of all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions (“Liens”) and shall not be subject to preemptive rights or similar rights of stockholders. As of the Subscription, the Company shall have reserved from its duly authorized capital stock not less than 150% of the maximum number of shares of Common Stock issuable upon conversion of the Notes (assuming for purposes hereof, that the Notes are convertible at the Conversion Price (as defined in the Notes) and without taking into account any limitations on the conversion of the Notes set forth in the Notes).

(g) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes will increase in certain circumstances. Except as provided in the Notes, the Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Notes in accordance with this Agreement and the Notes is not conditioned on the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company. Furthermore, the Company understands and acknowledges that the Transaction Documents do not in any manner preclude any Buyer from trading or otherwise transacting in the Common Stock or any other security of the Company at any time from and after the Execution 8-K Filing (as defined in Section 4(h) below) with the SEC, including during the Interest Measuring Period (as defined in the Notes).

(h) Capitalization. As of the date hereof, the capital stock of the Company consists of 2,010,000,000 shares, 2,000,000,000 shares of which are Common Stock, and 10,000,000 shares of which are preferred stock, $0.01 par value per share. As of the date hereof, there were 761,132,009 shares of Common Stock issued and outstanding. There were no shares of preferred stock outstanding on the date hereof. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 3(h), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of

Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities (including the Conversion Shares) will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Buyers) and will not result in a right of any holder of securities of the Company to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, as of the date hereof, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(i) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the 1934 Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the 1934 Act, whether or not required) being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered to each Buyer or their respective representatives true, correct and complete copies of the SEC Reports not available on the EDGAR system, other than filings made pursuant to the rules and regulations promulgated under Section 16 of the Exchange Act. Except as set forth in Schedule 3(i), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 3(i), the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Except as set forth in Schedule 3(i), such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the omission of certain footnotes. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports to the extent required by the rules and regulations of the SEC as in effect at the time of filing.

(j) Material Changes.

(i) Since the date of the audited financial statements included in the 2003 Form 10-K, except as specifically disclosed in the 2003 Form 10-K or in Schedule 3(j)(i), (A) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect, (B) the Company has not incurred any liabilities (contingent or otherwise) other than (1) transactions in the ordinary course of business consistent with past practice (including, without limitation, investments in and incurrence of obligations on behalf of new or existing partner companies in the ordinary course of business consistent with past practice) and (2) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (C) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (D) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (E) the Company has not sold any assets, individually or in the aggregate, in excess of $50,000 (other than (x) sales of equity securities of Emerging Partner Companies that, individually or in the aggregate, are not material to the Company and (y) sales of equity securities of Private Core Partner Companies after the date hereof that, individually or in the aggregate, are not material to the Company) and (F) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.

(ii) Since December 31, 2003, except as specifically disclosed in Schedule 3(j)(ii), to the knowledge of the Company, no event, occurrence or development has occurred with respect to a Core Partner Company that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(k) Indebtedness.

(i) Except for the Existing Notes (as defined below) and as disclosed in Schedule 3(k), neither the Company nor any of its Subsidiaries has any outstanding Indebtedness in excess of $100,000 in the aggregate. Except for the Existing Notes and as disclosed in Schedule 3(k), no Indebtedness of the Company individually in excess of $100,000 is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. Schedule 3(k) sets forth the aggregate principal amount of Existing Notes outstanding as of the date hereof.

(ii) For purposes of this Agreement: (x) “Existing Notes” means the 5½% Convertible Subordinated Notes due 2004 issued pursuant to the Indenture, dated as of December 21, 1999 (the “Indenture”), between the Company and Chase Manhattan Trust Company, National Association, as trustee (the “Trustee”); (y) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; and (z) “Contingent Obligation” means, as to any Person, any known direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, of another Person.

(l) Absence of Litigation. Except as disclosed in the 2003 Form 10-K, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(m) Compliance.

(i) Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator, governmental body or exchange or automated quotation system on which any of the securities of the Company are listed or designated, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as, individually or in the aggregate, has not had or resulted in, or could not reasonably be expected to have or result in, a Material Adverse Effect.

(ii) To the knowledge of the Company, none of the Core Partner Companies (i) is in violation of any order of any court, arbitrator, governmental body or exchange or automated quotation system on which any of the securities of such Core Partner Company is listed or designated, or (ii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as, individually or in the aggregate, has not had or resulted in, or could not reasonably be expected to have or result in, a Material Adverse Effect.

(n) Title to Assets. The Company and the Subsidiaries do not own real property and have good and marketable title to all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property, do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and, individually or in the aggregate, has not had or resulted in, and could not reasonably be expected to have or result in, a Material Adverse Effect. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance except, in each case, as do not result in, and could not reasonably be expected to result in, a Material Adverse Effect.

(o) Certain Fees. Except as set forth in Schedule 3(o), no brokerage or finder’s fees or commissions or any other payment, whether in the form of cash, securities or other consideration, or any combination of the foregoing, are or will be payable, directly or indirectly, by the Company, any Subsidiary or any Affiliate thereof to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person directly or indirectly with respect to the transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company has not taken any action that would cause any Buyer to be liable for any such fees or commissions pursuant to any agreement or arrangement to which the Company is a party. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim against any Buyer relating to the fees set forth on Schedule 3(o) or a breach of this representation.

(p) Private Placement. Neither the Company nor any Person acting on the Company’s behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security of the Company under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require the registration of any of the Securities under the 1933 Act or cause the offering to be integrated with the other offerings for purposes of any applicable law, regulation or stockholder approval provisions. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980. No consent, license, permit, waiver approval or authorization of, or designation, declaration, registration or filing with, the SEC or any state securities regulatory authority is required in connection with the offer, sale, issuance or delivery of the Securities, other than the possible filing of a Form D with the SEC.

(q) Form S-3 Eligibility. The Company is eligible to register the Conversion Shares and the Interest Shares for resale by the Buyers using Form S-3 promulgated under the 1933 Act.

(r) Listing and Maintenance Requirements. Except as set forth in Schedule 3(r), since December 31, 2003, the Company has been in compliance with all listing and maintenance requirements for the Principal Market. Except as set forth in Schedule 3(r), the Company has no knowledge of any facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth in Schedule 3(r), since December 31, 2003, the Company has not received any communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market.

(s) Registration Rights. Except as set forth in Schedule 3(s), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied.

(t) Application of Takeover Protections. Assuming the accuracy of the information set forth on Schedule 2(k), there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to any of the Buyers solely as a result of the Buyers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Buyers’ ownership of the Securities.

(u) Disclosure. The Company confirms that it has not provided any of the Buyers or their counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. The SEC Reports and the representations and warranties set forth in the Transaction Documents regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company, when taken together, contains any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.

(v) Acknowledgment Regarding Buyers’ Purchase of Company Securities. The Company acknowledges and agrees that each of the Buyers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any Buyer or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyers’ purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by the Company and its representatives.

(w) Intellectual Property. Except as disclosed in 2003 Form 10-K, to the knowledge of the Company, the Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with each of such companies operations as currently conducted and which the failure to so has had, or could reasonably be expected to have, a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person except as may be described in the 2003 Form 10-K or as does not result in, and could not reasonably be expected to result in, a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights, in each case except as may be described in the 2003 Form 10-K or as does not result in, and could not reasonably be expected to result in, a Material Adverse Effect.

(x) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits, individually or in the aggregate, has not had or resulted in, and could not reasonably be expected to have or result in, a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit except as described in the SEC Reports or as has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

(y) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or in Schedule 3(y), none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(z) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(aa) Solvency. Based on the financial condition of the Company as of the Subscription Date, both prior to and after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; and (ii) the current liquid assets of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. To the Company’s knowledge, the Company has not incurred any debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(bb) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls materially sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc) Tax Status. The Company and each of the Subsidiaries (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(dd) Employee Relations. Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and the Subsidiaries believe that their relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ee) Sarbanes-Oxley Act. The Company is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 and all applicable rules and regulations promulgated by the SEC thereunder, in each case, which are currently applicable to it.

4. COVENANTS.

(a) Reasonable Best Efforts. Each party shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Subscription Date to the extent action is required prior to the Closing. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Subscription Date.

(c) Reporting Status. Until the date on which none of the Notes are outstanding, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination; provided that nothing in this Section 4(c) shall relieve the Company of its obligations under the Registration Rights Agreement.

(d) Use of Proceeds; Redemption of the Existing Notes.

(i) The Company will use the proceeds from the sale of the Securities for the redemption of the Existing Notes as contemplated by Section 4(d)(ii) and Section 7. Any proceeds remaining after such redemption of the Existing Notes may be used by the Company only for (A) general working capital purposes and (B) the acquisition of interests in existing and new partner companies. For the purposes of clarity, except for the redemption of the Existing Notes as specifically provided in this Section 4(d) and Section 7, the Company shall not use the proceeds from the sale of the Securities to pay dividends to, redeem or purchase any junior securities of the Corporation.

(ii) As soon as practicable following the Closing Date, the Company shall use its best efforts to redeem and retire all of the Existing Notes then outstanding. In furtherance of the foregoing, the Company shall use its best efforts (including, without limitation, taking and causing the Trustee to take, all actions required by the Indenture) to cause the redemption of the Existing Notes to be consummated as soon as practicable following Closing Date.

(e) Listing Matters.

(i) General. The Company shall use its reasonable best efforts to maintain the Common Stock’s authorization for quotation on the Principal Market. In the event that the Company is unable to maintain its Common Stock’s authorization for quotation on the Principal Market, the Company shall use its reasonable best efforts to cause its Common Stock to be listed or quoted on any of the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange (the “Other Markets”).

(ii) Reverse Stock Split. The Company shall use its reasonable best efforts to provide each stockholder entitled to vote at the next meeting of stockholders of the Company, which meeting shall be held no later than April 23, 2004, a proxy statement, soliciting each such stockholder’s affirmative vote at such stockholder meeting for approval of granting the Company’s Board of Directors discretionary authority to effect a reverse stock split (the “Reverse Stock Split”) designed to cure the Company’s minimum bid deficiency and maintain its listing on the Principal Market, which approval (the “Reverse Stock Split Approval”) will require the approval of the holders of two-thirds of the outstanding shares of Common Stock. The Company’s Board of Directors has recommended to the Company’s stockholders that they approve such proposal and engaged DF King as its proxy solicitor in connection with the Reverse Stock Split. The Company shall not intentionally or willfully take or omit to take any reasonable or customary action that could reasonably be expected to prevent or delay its receipt of the Reverse Stock Split Approval.

(iii) Stockholder Approval of the Issuance of the Securities. The Company shall use its reasonable best efforts to provide each stockholder entitled to vote at the first meeting of its stockholders held following its 2004 annual meeting of stockholders, a proxy statement, which has been previously reviewed by the Buyers and Morgan, Lewis & Bockius LLP, soliciting each such stockholder’s affirmative vote at such stockholder meeting for approval of the Company’s issuance of all of the Securities as described in the Transaction Documents in accordance with applicable law and the rules and regulations of the Principal Market and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such issuance of the Securities.

(iv) Listing of Registrable Securities. The Company shall use its reasonable best efforts to promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) (other than the Notes) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall use its reasonable best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities (other than the Notes) from time to time issuable under the terms of the Transaction Documents. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(e)(iii).

(f) Fees. Subject to Section 8 below, at the Subscription upon submission of evidence of expenditure thereof, the Company shall pay to Morgan, Lewis & Bockius LLP an amount not to exceed $50,000 for (i) reimbursement of reasonable legal fees incurred in connection with the transactions contemplated by the Transaction Documents and (ii) reasonable expenses of legal counsel incurred in connection with the transactions contemplated by the Transaction Documents so long as bills evidencing such fees and expenses have been received by the Company. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby for placement agents, financial advisors or brokers engaged by the Company or its Affiliates or agents (including, without limitation, those fees set forth on Schedule 3(o)). The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(g) Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale, assignment or other disposition of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) of this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(h) Disclosure of Transactions and Other Material Information. No later than one Business Day following the date hereof, the Company shall file a Current Report on Form 8-K (which has been previously reviewed by the Buyers and Morgan, Lewis & Bockius LLP) in the form required by the 1934 Act (including all attachments, the “Execution 8-K Filing”) and attaching the press release that will be issued by the Company disclosing the transaction (provided that Langley Capital, L.P., as a representative of the Buyers, shall be consulted by the Company in connection with such press release prior to its release). No later than one Business Day following the Subscription Date, the Company shall file a Current Report on Form 8-K (which has been previously reviewed by the Buyers and Morgan, Lewis & Bockius LLP) describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act, and attaching the material Transaction Documents (including, without limitation, this Agreement (including the form of the Notes, the Registration Rights Agreement and the Escrow Agreement (other than the Schedules to the Escrow Agreement)) as exhibits to such Form 8-K (including all attachments, the “Subscription 8-K Filing”). No later than one Business Day following the Closing Date, the Company shall file a Current Report on Form 8-K (which has been previously reviewed by the Buyers and Morgan, Lewis & Bockius LLP) describing the consummation of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act (the “Closing 8-K Filing”). Subject to the foregoing, neither the Company nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any of the Buyers, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Subscription 8-K Filing and Closing 8-K Filing and contemporaneously therewith, (ii) as is required by applicable law and regulations or (iii) to explain the Company’s reasons for and business analysis behind the transactions contemplated by this Agreement and the impact of such transactions on the Company’s business (provided that in the case of clause (i) Langley Capital, L.P., as a representative of the Buyers, shall be consulted by the Company in connection with any press release prior to its release). As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(i) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises, except to the extent that the board of directors shall determine that the failure to does not have, and could not reasonable be expected to have, a Material Adverse Effect; provided, however, that the Company shall not be required to preserve any right or franchise if the board of directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the company and that the loss thereof is not disadvantageous in any material respect to the holders.

(j) Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, becomes, or could reasonably be expected to become, a lien upon the property of the Company or any Subsidiary and have, or be reasonably expected to have, a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

(k) Waiver of Certain Covenants. The Company may omit in any particular instance to comply with any term, provision or condition set forth in this Section 4, if before the time for such compliance the holders of at least a majority in principal amount of all outstanding Notes, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company in respect of any such term, provision or condition shall remain in full force and effect.

(l) Sale of Conversion Shares and Interest Shares.

(i) Each Buyer hereby agrees not to sell any of the Conversion Shares or Interest Shares under a Registration Statement without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied.

(ii) Each Buyer agrees to notify promptly the Company of the sale of all of its Conversion Shares and Interest Shares issued or issuable to such Buyer.

(m) Restriction on Redemption of Existing Notes. Until this Agreement is terminated in accordance with its terms, the Company shall not, directly or indirectly, repurchase or redeem any of the Existing Notes, including, without limitation, any exchange of Existing Notes for Common Stock or other securities of the Company except as specifically provided in Section 4(d) and Section 7.

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Notes), a register for the Notes, in which the Company shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person. The Company shall keep the register open and available at all times during its business hours for inspection by any Buyer or its legal representatives.

(b) Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares and the Interest Shares, if any, in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Notes in the form of Exhibit D attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer in accordance with the provisions of this Agreement and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares or Interest Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO SUBSCRIPTION.

(a) Conditions to the Company’s Obligations. The obligation of the Company hereunder to issue and deposit the Notes with the Escrow Agent at the Subscription is subject to the satisfaction, at or before the Subscription Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(i) Each of the Buyers shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Each of the Buyers shall have delivered to the Escrow Agent the Purchase Price for the Notes being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) The representations and warranties of each Buyer contained in the Transaction Documents shall be true and correct in all material respects as of the Subscription Date with the same effect as though such representations and warranties were made at and as of the Subscription Date (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only), and each Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Subscription Date. The Company shall have received a certificate, executed by an authorized person of each Buyer, dated as of the Subscription Date, to (I) the foregoing effect and (ii) setting forth such Buyer’s beneficial ownership of Common Stock as of the Subscription Date, in the form attached hereto as Exhibit E.

(iv) The applicable period following the Company’s filing with the Principal Market of the “Notification Form: Listing of Additional Securities” on March 23, 2004 shall have expired under NASD Rule 4310(c)(17) and there shall have been no correspondence from the Principal Market requesting the Company to change the terms of the transactions contemplated by this Agreement or prohibiting such transactions from occurring.

(b) Conditions to each Buyer’s Obligation. The obligation of each Buyer hereunder to deposit its Purchase Price with the Escrow Agent at the Subscription is subject to the satisfaction, at or before the Subscription Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have executed and delivered (A) to such Buyer each of the Transaction Documents and (B) to the Escrow Agent the Notes (in such principal amounts as such Buyer shall request) which are being purchased by such Buyer at the Closing pursuant to this Agreement, which Notes shall be dated as of the Subscription Date.

(ii) Such Buyer shall have received the opinion of Dechert LLP, the Company’s counsel, dated as of the Subscription Date, in form, scope and substance reasonably satisfactory to such Buyer and in substantially the form of Exhibit F attached hereto.

(iii) The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company issued by the Secretary of State of the State of Delaware as of a date within 10 days of the Subscription Date.

(v) The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware within 10 days of the Subscription Date.

(vi) The Company shall have delivered to such Buyer a certificate, in the form attached hereto as Exhibit G, executed by the Secretary of the Company and dated as of the Subscription Date, as to (i) the resolutions consistent with Section 3(c) as adopted by the Company’s Board of Directors in a form reasonably acceptable to such Buyer (the “Resolutions”), (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Subscription.

(vii) The representations and warranties of the Company contained in the Transaction Documents shall be true and correct in all material respects (except that any representation warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) at and as of the Subscription with the same effect as though such representations and warranties were made at and as of the Subscription (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects (or in the case of any representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such specified date only), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Subscription Date. Each Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Subscription Date, to the foregoing effect in the form attached hereto as Exhibit H.

(viii) The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Subscription Date.

(ix) The Common Stock (I) shall be designated for quotation or listed on an Eligible Market and (II) shall not have been suspended by the SEC, as of the Subscription Date, or the applicable Eligible Market from trading on the applicable Eligible Market nor shall suspension by the SEC or, other than as set forth on Schedule 3(r), the applicable Eligible Market have been threatened, as of the Subscription Date, either (A) in writing by the SEC or the applicable Eligible Market or (B) by falling below the minimum listing maintenance requirements of the applicable Eligible Market other than the minimum bid requirements.

(x) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Notes.

(xi) The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(xii) The Company shall have paid to the Escrow Agent the escrow agent fees contemplated by Section 7(c) of the Escrow Agreement.

(xiii) The Company shall have paid to Morgan, Lewis & Bockius LLP the payments described in Section 4(f) above.

7. CLOSING MATTERS.

(a) Reverse Stock Split Approval. The provisions set forth in this Section 7(a) shall only apply if the Reverse Stock Split Approval is received prior to April 30, 2004.

(i) Promptly following the Company’s receipt of the Reverse Stock Split Approval (and, in any event, no later than May 10, 2004) the Company shall effect the Reverse Stock Split in a manner and at a ratio that is reasonably expected to enable the Company to promptly cure its minimum bid deficiency and maintain its listing on the Principal Market. In connection with the foregoing, no later than May 10, 2004, the Company shall file with the Secretary of State of the State of Delaware an amendment to its Certificate of Incorporation effecting the Reverse Stock Split (the “Certificate of Incorporation Amendment”), which Certificate of Incorporation Amendment will be effective no later than the close of business on the day of the filing.

(ii) Immediately following the effectiveness of the Reverse Stock Split, the Company shall deliver to each of the Buyers (collectively, the “Reverse Stock Split Release Deliveries”) (i) a certificate executed by an officer of the Company and dated as of the date of delivery of such certificate, certifying as to the receipt of the Reverse Stock Split Approval and the effectiveness of the Reverse Stock Split and (ii) a copy of the Certificate of Incorporation Amendment certified by the Secretary of State of the State of Delaware.

(iii) Immediately following the receipt by the Buyers of Reverse Stock Release Deliveries, each of the Company and Langley Capital, L.P., as a representative of the Buyers, shall execute and deliver to the Escrow Agent, the Escrow Release Notice (as defined in the Escrow Agreement) which shall authorize and direct the Escrow Agent to take the following actions (such actions, the “Release Actions”):

a. release and deliver to each Buyer the Notes registered in the name of such Buyer;

b. release and deliver to the Trustee the Notice of Redemption, which the Escrow Agent shall date as of the date of the delivery of such Notice of Redemption;

c. release and deliver to the Trustee (or, if specified in the Escrow Release Notice, the paying agent designated by the Trustee) an amount of money (which shall be specified in the Escrow Release Notice) sufficient to pay the Redemption

Price (as defined in the Indenture) of, accrued interest on and all other payments due with respect to, the Existing Notes (such amount, the “Redemption Amount”); and

d. release and deliver to the Company an amount equal to (A) the amount of funds held by the Escrow Agent (including all interest that has accrued on such amounts) minus (B) the Redemption Amount.

(b) Bid Cure or Alternate Listing. The provisions set forth in this Section 7(b) shall only apply if the Reverse Stock Split Approval is not received prior to April 30, 2004.

(i) If the Reverse Stock Split Approval is not received prior to April 30, 2004, the Company shall be required to use its reasonable best efforts to either (A) cure the Company’s minimum bid deficiency requirement on the Principal Market as soon as reasonably practicable and in any event prior to June 4, 2004 (the “Bid Cure”) or (B) cause its Common Stock to be listed or quoted on any of the Other Markets prior to June 4, 2004 (the “Alternate Listing”).

(ii) Promptly following the Company’s achievement of the Bid Cure or the Alternate Listing, the Company shall deliver to each of the Buyers (collectively, the “Bid Cure/Alternate Listing Release Deliveries”) (A) in the case of a Bid Cure, (1) a certificate executed by an officer of the Company and dated as of the date of delivery of such certificate, certifying as to the Company’s achievement of the Bid Cure and (2) all correspondence (if any) received by the Company from the Principal Market certifying as to the Company’s achievement of the Bid Cure or (B) in the case of an Alternate Listing, (1) a certificate executed by an officer of the Company and dated as of the date of delivery of such certificate, certifying as to the Company’s Common Stock being listed or quoted on the Other Market and (2) a copy of the confirmation letter received from the Other Market stating that the Common Stock is listed or quoted on the Other Market.

(iii) Immediately following the receipt by the Buyers of the Bid Cure/Alternate Listing Release Deliveries (provided that such deliveries are received no later than June 4, 2004), each of the Company and Langley Capital, L.P., as a representative of the Buyers, shall execute and deliver to the Escrow Agent, the Escrow Release Notice which shall authorize and direct the Escrow Agent to take the Release Actions.

(c) Optional Closing. The provisions set forth in this Section 7(c) shall only apply if (1) the Reverse Stock Split Approval is not received prior to April 30, 2004 and (2) neither the Bid Cure nor the Alternate Listing is achieved prior to June 4, 2004.

(i) If the Buyers have not received either the Reverse Stock Split Release Deliveries before May 10, 2004 or the Bid Cure/Alternate Listing Release Deliveries before June 4, 2004, each Buyer shall have the option to either (A) effect the closing of the transactions contemplated by this Agreement (the “Closing Election”) or (B) terminate this Agreement and the other Transaction Documents pursuant to Section 8(b) (the “Termination Election”).

(ii) No later than June 11, 2004, each Buyer shall be required to provide the Company and Langley Capital, L.P., as a representative of the Buyers, with either (A) written notice of its exercise of the Closing Election (the “Closing Notice”) or (B) written notice of its exercise of the Termination Election (the “Termination Notice”); provided, that if a Buyer fails to provide a Closing Notice by 5:00 p.m. (New York City time) on June 11, 2004, it shall be deemed that such Buyer has delivered the Termination Notice and exercised the Termination Election.

(iii) No later than June 14, 2004, the Company shall provide to the Buyers that have provided Closing Notices (the “Closing Buyers”) either (A) written notice that all of the Buyers have delivered Closing Notices or (B) written notice that certain of the Buyers have delivered (or have been deemed to have delivered) Termination Notices (such Buyers the “Terminating Buyers”) which notice shall include the names of the Terminating Buyers and the principal amount of Notes that the Terminating Buyers were to purchase under this Agreement.

(iv) No later than June 17, 2004, each Terminating Buyer shall have the right to provide the Company and Langley Capital, L.P., as a representative of the Buyers, with written notice (a “Revised Closing Notice”) that such Buyer rescinds its Termination Notice and exercises the Closing Election; provided, that if a Terminating Buyer fails to provide a Revised Closing Notice by 5:00 p.m. (New York City time) on June 17, 2004, it shall be deemed that such Terminating Buyer has not rescinded its Termination Notice and has continued to exercise the Termination Election.

(v) If all of the Buyers have properly delivered a Closing Notice or a Revised Closing Notice on or before June 17, 2004, then promptly following receipt of Closing Notices and Revised Closing Notices from all of the Buyers (and in any event no later than June 18, 2004), each of the Company and Langley Capital, L.P., as a representative of the Buyers, shall execute and deliver to the Escrow Agent, the Escrow Release Notice which shall authorize and direct the Escrow Agent to take the Release Actions.

(vi) If all of the Buyers have not properly delivered a Closing Notice or a Revised Closing Notice on or before June 17, 2004, then on June 18, 2004 each of the Company and Langley Capital, L.P., as a representative of the Buyers, shall execute and deliver to the Escrow Agent, the Escrow Termination Notice which shall authorize and direct the Escrow Agent to take the following actions:

a. release and deliver to each Buyer the amount of funds deposited by such Buyer with the Escrow Agent (plus all interest that has accrued on such amount); and

b. release and deliver to the Company the Notice of Redemption and the Notes.

(vii) Notwithstanding anything in this Agreement or the Transaction Documents to the contrary, each of the Buyers shall have the right to assign its rights and obligations under this Agreement to another Buyer; provided, that no Buyer shall be entitled to purchase an amount of Notes that, when taken together with all other shares of Common Stock beneficially owned by such Buyer and its Affiliates, and after giving effect to the transactions contemplated by this Agreement, would result in such Buyer and its Affiliates beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately following the Closing (assuming the full conversion of the Notes at the Conversion Price).

(d) Buyer Representative. Each Buyer acknowledges and agrees that Langley Capital, L.P. shall not be liable for any act done or omitted under this Section 7 or Section 4(h) as a representative of the Buyers while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Each Buyer shall severally indemnify Langley Capital, L.P. and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Langley Capital, L.P. and arising out of or in connection with the acceptance or administration of its duties under this Section 7 and Section 4(h).

8. TERMINATION.

(a) Termination prior to the Subscription. In the event that the Subscription shall not have occurred with respect to a Buyer on or before April 14, 2004, due to the Company’s failure to satisfy the conditions set forth in Section 6 above (and such Buyer’s failure to waive such unsatisfied condition(s)), such Buyer shall have the option to terminate this Agreement with respect to itself at the close of business on such date without liability of any party to any other party and such Buyer shall cease to be deemed a Buyer under this Agreement. In the event that the Subscription shall not have occurred with respect to the Company on or before April 14, 2004, due to a Buyer’s failure to satisfy the conditions set forth in Section 6 above (and the Company’s failure to waive such unsatisfied condition(s)), the Company shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party. Notwithstanding the foregoing, if this Agreement is terminated pursuant to this Section 8(a), the Company shall remain obligated to make the payments to Morgan, Lewis & Bockius LLP described in Section 4(f) above.

(b) Termination prior to the Closing. If all of the Buyers have not properly delivered a Closing Notice or a Revised Closing Notice in accordance with Section 7(c) on or before June 17, 2004, than this Agreement shall be terminated as of June 18, 2004. If this Agreement is terminated pursuant to this Section 8(b), this Agreement and the Transaction Documents (other than the Escrow Agreement) shall forthwith become null and void and there shall be no liability on the part of any party hereto (and party shall be absolved from any and all liability) except that (i) each party shall remain obligated to perform the actions contemplated by Section 7(c)(vi), (ii) each party shall retain any and all rights, claims or causes of action in existence at the time of such termination which are based upon, or arose incidental to, a breach of Section 7 and Section 4(e)(ii) by the other parties and such other parties shall remain liable for such breaches, (iii) to the extent not previously paid, the Company shall remain obligated to make the payments to Morgan, Lewis & Bockius LLP described in Section 4(f) above and (iv) as soon as reasonably practicable following termination of this Agreement (and in any event no later than June 23, 2004) the Company shall pay each Buyer the applicable Termination Fee (the date of the payment of the Termination Fee, the “Termination Fee Payment Date”).

(c) Termination Fee. For purposes of Section 8(b), the “Termination Fee” shall mean an amount for each Buyer equal to (1) the product of (i) (A) the principal amount of Notes set forth opposite the applicable Buyer’s name on the Schedule of Buyers under the heading “Principal Amount” multiplied by (B) 5.00% and (ii) a fraction, the numerator of which shall equal the number of calendar days that have elapsed between the Subscription Date and the Termination Fee Payment Date (including the Subscription Date and the Termination Fee

Payment Date) and the denominator of which shall equal 365 minus (2) the aggregate amount of interest that has accrued on the funds deposited by such Buyer with the Escrow Agent and has been released to such Buyer pursuant to Section 7(c)(vi)(a).

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of the Notes representing at least a majority of the aggregate principal amount of the Notes, or, if prior to the Closing Date, the Company and the Buyers listed on the Schedule of Buyers as being obligated to purchase at least a majority of the aggregate principal amount of the Notes. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne, Pennsylvania 19087

Telephone:    (610) 727-6900

Facsimile:      (610) 727-6901

Attention:       General Counsel and

                       Vice President, Treasury and Tax

with a copy to:

Dechert LLP

1717 Arch Street

Philadelphia, Pennsylvania 19103

Telephone:    (215) 994-4000

Facsimile:      (215) 994-2222

Attention:       Henry N. Nassau, Esq.

                       and Christopher G. Karras, Esq.

If to the Transfer Agent:

Mellon Investor Services LLC

PO Box 3315

South Hackensack, New Jersey 07606

Telephone:    (201) 329-8863

Facsimile:      (201) 329-8967

Attention:       Scott Bellinger

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes only) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Telephone:    (215) 963-5000

Facsimile:      (215) 963-5001

Attention:       Richard A. Silfen, Esq.

                       and Robert G. Robison, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, including by merger or consolidation, except in accordance with the applicable provisions of the Notes with respect to which the Company is in compliance with such provisions of the Notes. A Buyer may assign, without the consent of the Company, some or all of its rights hereunder to any Person to whom such Buyer assigns or transfers Securities, or the right to acquire Securities, in accordance herewith, provided such transferee agrees in writing to be bound with respect to the transferred Securities to the provisions hereof that apply to the transferring Buyer, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Subscription and the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification.

(i) In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities hereunder and thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than consequential damages), and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Buyer Indemnified Liabilities”), incurred by any Buyer Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Buyer Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Buyer Indemnitee contained in the Transaction Documents or a breach of any covenant, agreement or obligation by such Indemnitee contained in the Transaction Documents or from the gross negligence, willful misconduct or bad faith of such Buyer Indemnitee, the execution, delivery, performance or enforcement of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (iii) other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by such Indemnitee contained in the Transaction Documents or a breach of any covenant, agreement or obligation by such Buyer Indemnitee contained in the Transaction Documents or from the gross negligence, willful misconduct or bad faith of such Buyer Indemnitee, the status of such Buyer or holder of the Securities as an investor in the Company.

(ii) In consideration of the Company’s execution and delivery of the Transaction Documents and issuance of the Securities hereunder and thereunder and in addition to all of each Buyer’s other obligations under the Transaction Documents, each Buyer shall, severally and not jointly, defend, protect, indemnify and hold harmless the Company and all of the Company’s officers, directors, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages (other than consequential damages), and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by such Buyer in the Transaction Documents, (b) any breach of any covenant, agreement or obligation of such Buyer contained in the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Company Indemnitee by a third party and arising out of or resulting from, other than those arising from or resulting from a misrepresentation or breach of any representation or warranty made by Company such Indemnitee contained in the Transaction Documents or a breach of any covenant, agreement or obligation by such Company Indemnitee contained in the Transaction Documents or from the gross negligence, willful misconduct or bad faith of such Company Indemnitee, the execution, delivery, performance or enforcement of the Transaction Documents.

(iii) To the extent that the foregoing undertaking by the Company and the Buyers may be unenforceable for any reason, the Company or such Buyer, as the case may be, shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of any of the Transaction Documents shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of any of the Transaction Documents and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under any of the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Payment Set Aside. To the extent that the Company makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(o) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

(p) Knowledge. For purposes of this Agreement, the terms “knowledge of the Company” or “the Company’s knowledge” means the actual knowledge of the officers of the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

INTERNET CAPITAL GROUP, INC.

By:	/s/ Suzanne L. Niemeyer

Name: Suzanne L. Niemeyer
Title: General Counsel.

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

BEAR STEARNS SECURITIES CORP. CUSTODIAN FOR JEFFREY THORP IRA ROLLOVER

By:	/s/ Jeffrey Thorp

Name: Jeffrey Thorp

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

COHANZICK ABSOLUTE RETURN MASTER FUND, LTD.

By:	/s/ David K. Sherman

Name: David K. Sherman
Title: Authorized Agent

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

COHANZICK CREDIT OPPORTUNITIES FUND, LTD.

By:	/s/ David K. Sherman

Name: David K. Sherman
Title: Authorized Agent

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

COHANZICK HIGH YIELD PARTNERS, L.P.

By:	/s/ David K. Sherman

Name: David K. Sherman
Title: Authorized Agent

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

GABRIEL CAPITAL, L.P.

By:	/s/ David K. Sherman

Name: David K. Sherman
Title: Authorized Agent

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

JMB CAPITAL PARTNERS, LP

By:	/s/ Ron D Silverton

Name: Ron D Silverton
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

JMG CAPITAL PARTNERS, LP

By:	/s/ Jonathan Glaser

Name: Jonathan Glaser
Title: Member Manager of the GP

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

JMG TRITON OFFSHORE FUND, LTD

By:	Jonathan Glaser

Name: Jonathan Glaser
Title: Member Manager of the Investment Manager

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

LANGLEY PARTNERS, L.P.

by: Langley Capital, LLC, its General Partner

By:	/s/ Jeffrey Thorp

Name: Jeffrey Thorp
Title: Managing Member

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

MANCHESTER SECURITIES CORPORATION

By:	/s/ Paul Singer

Name: Paul Singer
Title: President

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

MASON CAPITAL, LP
MASON CAPITAL, LTD
GUGGENHEIM PORTFOLIO COMPANY X, LLC

By:	Mason Capital Management LLC, Investment Manager

By:	/s/ John C. Grizzetti

Name: John C. Grizzetti
Title: Chief Financial Officer

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

NORTHWOOD CAPITAL PARTNERS LP

By: NwCapital Management LP, its General Partner

By:	/s/ Robert A. Berlacher

Name: Robert A. Berlacher
Title: Managing Member, NCP Advisors LLC

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

PORTSIDE GROWTH AND OPPORTUNITY FUND

By:	/s/ Jeffrey Smith

Name: Jeffrey Smith
Title: Authorized Signatory

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

SCOGGIN CAPITAL MANAGEMENT, LP II

By: S&E Partners, LP, its general partner

By: Scoggin, Inc., its general partner

By:	/s/ Craig Effron

Name: Craig Effron
Title: President

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

SCOGGIN INTERNATIONAL FUND, LTD.

By: Scoggin, LLC, its trading advisor

By:	/s/ Craig Effron

Name: Craig Effron
Title: Managing Member

IN WITNESS WHEREOF, each Buyer and the Company has caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYER:

TOPAZ PARTNERS LP

By:	/s/ Kevin Schweitzer

Name: Kevin Schweitzer
Title: Portfolio Manager

Schedule I

Schedule of Buyers

Buyer	Address and Facsimile Number	Representative	Principal Amount	Purchase Price
Bear Stearns Securities Corp. Custodian for Jeffrey Thorp IRA Rollover	535 Madison Avenue 7th Floor New York, NY 10022 Fax: 212-850-7589 Attn: Jeffrey Thorp	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Fax: 215-963-5001 Attn: Richard A. Silfen, Esq. and Robert G. Robison, Esq.	$7,000,000	$7,000,000

Cohanzick Credit Opportunities Fund, Ltd.	427 Bedford Road Suite 260 Pleasantville, NY 10570 Fax: 914-992-9817 Attn: David K. Sherman	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Fax: 866-382-6139 Attn: Richard Stein	$3,400,000	$3,400,000

Cohanzick High Yield Partners, L.P.	427 Bedford Road Suite 260 Pleasantville, NY 10570 Fax: 914-992-9817 Attn: David K. Sherman	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Fax: 866-382-6139 Attn: Richard Stein	$2,500,000	$2,500,000

Cohanzick Absolute Return Master Fund, Ltd.	427 Bedford Road Suite 260 Pleasantville, NY 10570 Fax: 914-992-9817 Attn: David K. Sherman	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Fax: 866-382-6139 Attn: Richard Stein	$201,000	$201,000

Gabriel Capital, L.P.	450 Park Avenue 32nd Floor New York, NY 10022 Fax: 914-992-9817 Attn: David K. Sherman with copy to: 450 Park Avenue Suite 3201 New York, NY 10022 Fax: 212-759-0368 Attn: Mark Weiner	Nixon Peabody LLP 100 Summer Street Boston, MA 02110 Fax: 866-382-6139 Attn: Richard Stein	$3,900,000	$3,900,000

Guggenheim Portfolio Company X, LLC	110 East 59th Street 30th Floor New York, NY 10022 Fax: 212-644-4264 Attn: John C. Grizzetti	Thelen Reid & Priest 875 Third Avenue New York, NY 10022 212-603-6783 Fax: 212-603-2001 Attn: Richard Swanson	$1,309,000	$1,309,000

JMB Capital Partners, LP	1999 Avenue of the Stars Suite 2040 Los Angeles, CA 90067 Fax: 310-286-6662 Attn: Ron D. Silverton	Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, CA 90071 Fax: 213-891-8763 Attn: Michael A. Treska	$5,000,000	$5,000,000

JMG Capital Partners, LP	1999 Avenue of the Stars Suite 2530 Los Angeles, CA 90067 Fax: 310-201-2759 Attn: Noelle Newton	None.	$2,500,000	$2,500,000

JMG Triton Offshore Fund, Ltd	1999 Avenue of the Stars Suite 2530 Los Angeles, CA 90067 Fax: 310-201-2759 Attn: Noelle Newton	None.	$2,500,000	$2,500,000

Langley Partners, LP	535 Madison Avenue 7th Floor New York, NY 10022 Fax: 212-850-7589 Attn: Jeffrey Thorp	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Fax: 215-963-5001 Attn: Richard A. Silfen, Esq. and Robert G. Robison, Esq.	$3,000,000	$3,000,000

Manchester Securities Corporation	c/o Elliott Management Corporation 712 5th Ave 35th floor New York, NY 10019 Fax: 212-974-2092 Attn: Elliot Greenberg (back office), Brett Cohen and Nadav Manham	Kleinberg, Kaplan, Wolff, & Cohen, P.C. 551 Fifth Avenue New York, NY 10176 Fax: 212-986-8866 Attn: Larry Hui	$3,500,000	$3,500,000

Mason Capital, LP	110 East 59th Street 30th Floor New York, NY 10022 Fax: 212-644-4264 Attn: John C. Grizzetti	Thelen Reid & Priest 875 Third Avenue New York, NY 10022 212-603-6783 Fax: 212-603-2001 Attn: Richard Swanson	$5,070,000	$5,070,000

Mason Capital, Ltd	110 East 59th Street 30th Floor New York, NY 10022 Fax: 212-644-4264 Attn: John C. Grizzetti	Thelen Reid & Priest 875 Third Avenue New York, NY 10022 212-603-6783 Fax: 212-603-2001 Attn: Richard Swanson	$8,620,000	$8,620,000

Northwood Capital Partners LP	1150 First Avenue Suite 600 King of Prussia, PA 19406 Fax: 610-783-4788 Attn: Robert Berlacher	None.	$1,000,000	$1,000,000

Portside Growth and Opportunity Fund	c/o Ramius Capital Group, LLC 666 Third Avenue, 26th Floor New York, NY 10017 Fax: 212-845-7999 Attn: Jeff Smith and Roger Anscher	None.	$3,500,000	$3,500,000

Scoggin Capital Management, LP II	660 Madison Avenue 20th Floor NY, NY 10021 Fax: 212-355-7480 Attn: Craig Efron	None.	$1,000,000	$1,000,000

Scoggin International Fund, Ltd.	660 Madison Avenue 20th Floor NY, NY 10021 Fax: 212-355-7480 Attn: Craig Efron	None.	$1,000,000	$1,000,000

Topaz Partners LP	c/o Jemmco Capital Corp 900 Third Avenue 11th Floor New York, N.Y. 10022 Fax: 212-644-1175 Attn: Kevin Schweitzer	Akin Gump 900 Third Avenue 11th Floor NY, NY 10022 Fax: 212-872-1002 Attn: Lorne Smith	$5,000,000	$5,000,000